Federal Home Loan Bank of Des Moines
Announcements

Activity Based Stock Requirements on Advances and MPF Reduced to 4.00%

Under the Bank's Capital Plan, a member is required to purchase and maintain a certain level of Activity Based Stock in order to obtain advances and engage in other business transactions. This Activity Based Stock Requirement (ABSR) is determined by the Bank's Board of Directors, and under the Capital Plan, may be adjusted from time to time.

After reviewing the Bank's current and historical minimum regulatory capital-to-asset ratios, as well as current and projected retained earnings balances, the Board of Directors determined the Bank should revise the ABSR for outstanding advances and Mortgage Partnership Finance® Program (MPF) assets from 4.45% to 4.00%. This change will be effective on August 1, 2013. Except as otherwise noted in the Capital Plan, this reduction in the ABSR will apply to all outstanding activity based stock balances as of the close of business on August 1, 2013 and to future advances and MPF activity. However, the Board retains the right to change the ABSR at any time in the future as provided in the Capital Plan.

As a result of this change, a certain percentage of Activity Based Stock currently held by members will be converted to Excess Stock. Consistent with the Bank's current practice, any Excess Stock resulting from this change will be automatically repurchased at the close of business on August 1, 2013.

On August 1, 2013, members can go to eAdvantage, our secure members' only website, and click on Capital Stock to view the Summary of Capital Stock which will display the revised Activity Stock Requirement and the amount of Excess Stock that will be repurchased, if any, and assuming no further transactions are made that day.

Please contact our Capital Stock team, capitalstock@fhlbdm.com or 800.544.3452, ext. 1424, or your relationship manager if you have any questions.

“Mortgage Partnership Finance,” “MPF,” “eMPF,” and “MPF Xtra” are registered trademarks of the Federal Home Loan Bank of Chicago. The "MPF Mortgage Partnership Finance" logo is trademarked by the Federal Home Loan Bank of Chicago.